Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ads-Tec Energy Public Ltd Co (the “Company”) on Form F-1, of our report dated January 21, 2022 with respect to our audit of the financial statements of European Sustainable Growth Acquisition Corp. as of October 31, 2021 and for the period from November 10, 2020 (inception) through October 31, 2021 which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the inclusion in this Registration Statement of the Company on Form F-1, of our report dated November 27, 2020 with respect to our audit of the financial statements of European Sustainable Growth Acquisition Corp. as of November 16, 2020 and for the period from November 10, 2020 (inception) through November 16, 2020, which contains an explanatory paragraph relating to substantial doubt about the ability of European Sustainable Growth Acquisition Corp. to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on December 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 21, 2022